Exhibit 2.2
AMENDMENT NO. 1
TO
STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”), dated as of November 22, 2019, is made among Better Choice Company Inc., a Delaware corporation, Halo, Purely for Pets, Inc., a Delaware corporation, Thriving Paws, LLC, a Delaware limited liability company, and HH-Halo LP, a Delaware limited partnership. Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties entered into that certain Stock Purchase Agreement dated as of October 15, 2019 (the “Agreement”);

WHEREAS, Purchaser has requested an extension of, and the Sellers have agreed to extend, the Termination Date; provided that Purchaser pays a nonrefundable prepayment of a portion of the Purchase Price to HH-Halo and the value of the Purchaser Convertible Preferred Shares issued to Sellers at Closing is increased to $10,500,000; and

WHEREAS, the Parties desire to modify the Agreement pursuant to this Amendment to reflect the foregoing changes.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

Section 1.          Interpretation. Undefined capitalized terms have the meanings set forth in the Agreement. All Section references are to Sections of the Agreement.

Section 2.          Amendment of Section 1.1 (Certain Definitions).

(a)          Section 1.1 is hereby amended by inserting the following new defined term immediately following the definition of “Ancillary Documents”:

““Base Preferred” means Purchaser Convertible Preferred Shares that are not MFN Preferred.”

(b)          The definition of “Cash Consideration” in Section 1.1 is hereby deleted in its entirety and replaced with the following:

““Cash Consideration” means (i) $10,500,000, a portion of which shall include the Prepayment, plus (ii) the Incremental Cash Consideration, plus (iii) the Incremental Legal Expenses.”

(c)          The definition of “Initial Principal Amount” in Section 1.1 is hereby amended by inserting the following sentence at the end of such definition:

“For the avoidance of doubt, the Initial Principal Amount may be a negative number.”

(d)          Section 1.1 is hereby amended by inserting the following new defined term immediately following the definition of “Material Suppliers”:

““MFN Preferred” means Purchaser Convertible Preferred Shares that have rights and privileges that are at least as favorable to the Sellers as the most favorable rights and privileges provided to third party investors in the PIPE Transaction.”

(e)          The definition of “Purchase Price” in Section 1.1 is hereby amended by deleting the value “$5,000,000” and replacing it with “$10,500,000”.

(f)          Section 1.1 is hereby amended by inserting the following new defined term immediately following the definition of “Pre-Closing Tax Period”:

““Prepayment” means an amount in cash equal to $1,200,000 paid by Purchaser to HH-Halo in accordance with Section 2.3(g).”

(g)          The definition of “Purchaser Common Shares” in Section 1.1 is hereby amended by deleting the value “$40,000,000” and replacing it with “$45,500,000”.

(h)          Section 1.1 is hereby amended by inserting the following new defined term immediately following the definition of “Subsidiary”:

““Target Closing Date” means December 16, 2019 or, if Purchaser shall have exercised commercially reasonable efforts in good faith to consummate the Transactions, and all Ancillary Documents are final and agreed upon by the Parties in all material respects on or before December 16, 2019, then December 19, 2019.”

(i)          Section 1.1 is hereby amended by deleting the definition of “Termination Fee” in its entirety.

Section 3.          Amendment of Section 2.1 (Closing of the Transaction). Section 2.1 is hereby amended by deleting the words “November 22, 2019” and replacing them with “the Target Closing Date”.

Section 4.          Amendment of Section 2.3 (Purchase Price).

(a)          Section 2.3(b)(i) is hereby deleted in its entirety and replaced with the following:

“(i)          to HH-Halo, an amount in cash equal to the Cash Consideration minus the sum of (A) the amount of Seller Expenses included in the Estimated Closing Statement plus (B) the Prepayment, by wire transfer of immediately available funds to an account specified in the Funds Flow;”

(b)          Section 2.3(b)(iii)(B) is hereby amended by deleting the words “a stock certificate (or equivalent instrument) representing eleven percent (11%) of the Purchaser Convertible Preferred Shares” and replacing them with the words “stock certificates (or equivalent instruments) representing MFN Preferred with an aggregate value equal to $5,000,000 and Base Preferred with an aggregate value equal to $550,000”.

(c)          Section 2.3(b)(iv)(B) is hereby amended by deleting the words “eighty-nine percent (89%) of the Purchaser Convertible Preferred Shares” and replacing them with the words “Base Preferred with an aggregate value equal to $4,950,000”.

(d)          Section 2.3 is hereby amended by inserting the following new Section 2.3(g) immediately following Section 2.3(f):

“(g)          Prepayment. On or prior to 3:59 p.m. New York time on November 22, 2019, Purchaser shall pay the Prepayment to HH-Halo by wire transfer of immediately available funds to an account specified by HH-Halo. Notwithstanding Section 8.3, if (i) (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied; provided that Section 7.2(e)(v) will be deemed satisfied for all purposes of this Agreement if the Key Employees have expressed a willingness to execute Restrictive Covenant Agreements in form and substance consistent with this Agreement and otherwise reflecting reasonable terms; (B) neither Sellers nor the Company are in breach of the Agreement, which breach has prevented the satisfaction of any condition set forth in Section 7.1 or Section 7.2; and (C) Purchaser is unable or, in its sole discretion, unwilling to consummate the Transactions on or prior to the Target Closing Date or (ii) Purchaser terminates this Agreement pursuant to Section 8.1(d) on or prior to the Target Closing Date, then the Prepayment shall irrevocably become nonrefundable, shall be retained by HH-Halo for its sole benefit and shall be the sole and exclusive remedy available to Sellers and the Company under this Agreement. In the event this Agreement is terminated (i) pursuant to any of clauses (a), (b) or (f) of Section 8.1 or (ii) because the conditions set forth in Section 7.1 have not been satisfied on or prior to the Target Closing Date; provided that the failure of such conditions to be satisfied is not a result of Purchaser’s breach of this Agreement or Purchaser’s failure to execute reasonable and customary documentation consistent with this Agreement that is reasonably necessary to obtain the Siena Consent, HH-Halo shall pay to Purchaser, no later than two (2) Business Days following termination of this Agreement, by wire transfer of immediately available funds, the Prepayment.  For the avoidance of doubt, in the event this Agreement is terminated pursuant to Section 8.1(d), Sellers acknowledge that payment of the Prepayment shall be their sole and exclusive remedy.  The Purchaser acknowledges that this Section 2.3(g) is an integral part of the transactions contemplated by this Agreement, and that, without the rights set forth in this paragraph, HH-Halo would not have entered into this Agreement.”

Section 5.          Amendment of Section 5.4 (Purchaser Shares). Section 5.4(b) is hereby deleted in its entirety and replaced with the following:

“Each Purchaser Convertible Preferred Share issued to the Sellers at the Closing will (i) be issued at the same price per share or other unit as the Purchaser Convertible Preferred Stock issued to the investors in the PIPE Transaction and (ii) be pari passu with, and constitute the same security as, the Purchaser Convertible Preferred Stock issued to the investors in the PIPE Transaction, and (iii) have rights and privileges that are, if it is MFN Preferred, at least as favorable to the Sellers as the most favorable rights and privileges provided to third party investors in the PIPE Transaction and, if it is Base Preferred, substantially similar to the rights and privileges provided to third party investors in the PIPE Transaction on November 11, 2019.”

Section 6.          Amendment of Section 6.1 (Conduct of Business of the Company). Section 6.1(r) is hereby amended by inserting the words “, except for the Special Dividend” immediately prior to the semicolon.

Section 7.          Amendment of Section 6.10 (Tax Matters). Section 6.10(d) is hereby amended by inserting the words “(or if the Initial Principal Amount is not a positive number)” immediately following the words “provided that such obligations shall not apply to Purchaser after payment in full of the Note”.

Section 8.          Amendment of Section 6.21 (Note and Note Documents). Section 6.21 is hereby amended by inserting the following sentence at the end of such Section:

“This Section 6.21 shall be of no force or effect if the Initial Principal Amount is not a positive number.”

Section 9.          Amendment of Section 7.2 (Other Conditions to the Obligations of Purchaser).

(a)          Section 7.2(e)(vi) is hereby amended by inserting the words “unless the Initial Principal Amount is not a positive number,” immediately after the “(vi)”.

Section 10.          Amendment of Section 7.3 (Other Conditions to the Obligations of the Company and the Sellers).

(a)          Each of Section 7.3(e) and Section 7.3(f) is hereby amended by inserting the words “unless the Initial Principal Amount is not a positive number,” immediately after the “(e)” and “(f)”, as applicable.

(b)          Section 7.3(g) is hereby deleted in its entirety and replaced with the following:

“(g)          if (i) the PIPE Transaction is consummated, the Purchaser and each Seller shall have entered into agreements and other instruments necessary to provide the Sellers with rights and privileges with respect to the Purchaser Convertible Preferred Shares that are, to the extent they are MFN Preferred, at least as favorable to the Sellers as the most favorable rights and privileges that shall have been provided to third party investors in the PIPE Transaction with respect to shares or other units of Purchaser Convertible Preferred Stock issued in connection therewith and, to the extent they are Base Preferred, substantially similar to the rights and privileges that shall have been provided to third party investors in the PIPE Transaction on November 11, 2019 with respect to shares or other units of Purchaser Convertible Preferred Stock issued in connection therewith, each in form and substance acceptable to each party thereto; or (ii) the Purchaser consummates an alternative private placement or registered offering of equity securities that is not a PIPE Transaction all or a portion of the gross proceeds from which will be used to finance the Cash Consideration, the Purchaser and each Seller shall have entered into agreements and other instruments necessary to provide the Sellers with rights and privileges with respect to the Purchaser Convertible Preferred Shares or the Purchaser Common Shares, as applicable depending on which security is the same as or more similar to the securities offered by the Purchaser in such alternative equity financing, that are at least as favorable to the Sellers as the rights and privileges that shall have been provided to third party investors in such alternative equity financing with respect to shares issued in connection therewith, each in form and substance acceptable to each party thereto.”

Section 11.          Amendment of Section 8.1(d) (Termination). Section 8.1(d) is hereby deleted in its entirety and replaced with the following:

“(d)          by Purchaser, if it is unable or, in its sole discretion, unwilling to consummate the Transactions for any reason.”

Section 12.          Amendment of Section 8.3 (Effect of Termination). Section 8.3 is hereby amended by (i) deleting Section 8.3(b) in its entirety and (ii) replacing “(a)          Subject to Section 8.3(b), in” in Section 8.3(a) with “In”.

Section 13.          Amendment of Exhibit C. Exhibit C to the Agreement is hereby deleted in its entirety and replaced with Exhibit C attached to this Amendment.

Section 14.          Effectiveness and Effect of this Amendment. The Parties acknowledge and agree that this Amendment is entered into in accordance with, and is effective under, Section 10.10 (Amendment) of the Agreement; provided that this Amendment shall be void and of no force or effect ab initio if HH-Halo shall not have timely received the Prepayment in accordance with Section 2.3(g) of the Agreement, as amended by this Amendment. Except as specifically amended by this Amendment, the Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed and shall constitute legal, valid, binding and enforceable obligations of the Parties. In the event of any conflict between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

Section 15.          Incorporation by Reference. The provisions of Sections 10.2 (Notices), 10.3 (Governing Law), 10.5 (Construction; Interpretation), 10.6 (Exhibits and Schedules), 10.7 (Time of the Essence; Computation of Time), 10.8 (Parties in Interest), 10.9 (Severability), 10.10 (Amendment), 10.11 (Waiver), 10.12 (Counterparts), 10.14 (Waiver of Jury Trial), 10.15 (Jurisdiction and Venue), 10.16 (Remedies), 10.18 (Limitation on Damages) and 10.19 (Non-Recourse) of the Agreement, including all capitalized terms used therein, are hereby incorporated into this Amendment, mutatis mutandis, as if references to “this Agreement” in the Agreement were references to “this Amendment” in this Amendment.

[Remainder of page intentionally left blank; signatures appear on following page(s)]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 to the Stock Purchase Agreement, effective as of the date first written above.

COMPANY

HALO, PURELY FOR PETS, INC.

By:	/s/ Werner von Pein
Name: Werner von Pein
Title: Chief Executive Officer

PURCHASER:

BETTER CHOICE COMPANY INC.

By:	/s/ Damian Dalla-Longa
Name: Damian Dalla-Longa
Title: CEO

SELLERS:

THRIVING PAWS, LLC

By:	/s/ Brian Friedman
Name: Brian Friedman
Title: General Counsel

HH-HALO LP

By:	HH-Halo GP LP, its general partner
By: HH-Halo GP LLC, its general partner

By:	/s/ Christina W. Vest
Name: Christina W. Vest
Title: Executive Vice President

[Signature page to Amendment No. 1 to Stock Purchase Agreement]

Exhibit C

Example Purchase Price Calculation

Halo, Purely for Pets, Inc. - Purchase Price Exhibit

($ in millions)

PAGE 1

Purchase Price	$		
(i) Cash Consideration, including Prepayment	$13,600,000		
plus, (ii) Initial Principal Amount	10,069,500		
plus, (iii) Purchaser Convertible Preferred Stock, including MFN and Non-MFN (Base)	10,500,000		
plus, (iv) Purchaser Common Shares	7,934,524		
Total Purchase Price	**$42,104,024**		
(i) Cash Consideration	$		
$10,500,000, including Prepayment	$10,500,000		
plus (i)(b) Incremental Cash Consideration	3,000,000		
plus, Incremental Legal Expenses	100,000		
Total Cash Consideration	**$13,600,000**		
(i) (b) Incremental Cash Consideration	$		
100% proceeds from Debt Financing in excess of those used to fund base $10,500,000	–		
plus, lesser of			
100% of proceeds from PIPE Transaction in excess of those used to fund base $10,500,000 or $1,500,000	1,500,000		
plus, 50% of proceeds from PIPE Transaction after the aggregate proceeds of Debt and Pipe equal $12,000,000	1,500,000		
Total Incremental Cash Consideration	**$3,000,000**		
Debt Financing	–	>>>	Assumption
portion used to fund base $10,500,000	–	>>>	Assumption
PIPE Transaction	$15,000,000	>>>	Total Proceeds Raised
MFN Preferred	$5,500,000		HH-Halo
Base Preferred	$5,000,000	>>>	$5 mm Thriving Paws / $500k HH-Halo
(ii) Initial Principal Amount	$		
$20,625,000	$20,625,000		
minus, sum of			
(ii) (b) Amount by which Cash Consideration exceeds Seller Expenses	10,555,500		
(ii) (c) plus, amount of Special Dividend	–		
Total Initial Principal Amount	**$10,069,500**		
(ii) (b) Seller Expenses	$		
Jefferies	$1,770,000		
Greenberg	350,000		
JassoLopez	9,500		
Incremental Legal Expenses	100,000		
Any M&O fees accrued?	–		
50% of Siena Consent	60,000		
Bonus payments	705,000		
Employer payroll taxes on bonus payments	[]		
50% of D&O Tail	50,000		
Seller portion of transfer taxes	[]		
Total Seller Expenses	**$3,044,500**		
(ii) (c) Special Dividend	$		
Special Dividend Amount	–		
(iii) Purchaser Convertible Preferred Shares	$		
MFN Purchaser Convertible Preferred Shares Amount	$5,500,000		
Non-MFN (Base) Purchaser Convertible Preferred Shares Amount	5,000,000		
Total Purchaser Convertible Preferred Stock	**$10,500,000**

Halo, Purely for Pets, Inc. - Purchase Price Exhibit ($ in millions) (iv) Purchaser Common Shares $ PAGE 2 $40,500,000 $45,500,000 (iv) (b) plus, Estimated NWC Adjustment – plus, Incremental Legal Expense 100,000 (iv) (d) plus, Closing Cash 610,613 less, the sum of Cash Consideration 13,600,000 Initial Principal Amount 10,069,500 Total Purchaser Convertible Preferred Stock 10,500,000 (iv) (h) Closing Indebtedness 4,106,590 Total Purchaser Common Shares $7,934,524 (iv) (b) Estimated Net Working Capital Adjustment $ Estimated Working Capital Calculation Current Assets $9,396,000 less, Current Liabilities (excluding Closing Indebtedness) 3,587,000 Estimated Working Capital $5,809,000 Working Capital Target plus 500,000 $6,000,000 Working Capital Target less 500,000 5,000,000 Amount by which Estimated Working Capital exceeds Working Capital Target plus $500,000 – Amount by which Estimated Working Capital is less than Working Capital Target minus $500,000 – Total Net Working Capital Adjustment – (iv) (d) Closing Cash $ Closing Cash Amount $610,613 (iv) (h) Closing Indebtedness $ Closing Indebtedness Amount $4,106,590 Closing Consideration - Illustrative Funds Flow HH-Halo FROM BTTR $ Cash Consideration $13,600,000 minus, Seller Expenses (3,044,500) Total paid in cash $10,555,500 11% of Purchaser Common Shares $872,798 MFN Purchaser Convertible Preferred Shares 5,000,000 Non-MFN (Base) Purchaser Convertible Preferred Shares 550,000 Total BTTR Consideration $16,978,298 FROM HALO Special Dividend – Initial Principal Amount 10,069,500 Total Halo Consideration $10,069,500 Total cash $10,555,500 Total debt 10,069,500 Total shares 6,422,798 Total HH-Halo Consideration $27,047,798 Seller Expenses $3,044,500 Thriving Paws 89% of Purchaser Common Shares $7,061,726 MFN Purchaser Convertible Preferred Shares $500,000 Non-MFN Purchaser Convertible Preferred Shares 4,450,000 Total Thriving Paws Consideration $12,011,726 CHECK $42,104,024 CHECK –